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Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

February 18, 2015

Advaxis, Inc.

305 College Road East

Princeton, New Jersey 08540

Re:	Registration Statement on Form S-3MEF

Gentlemen:

We have acted as counsel to Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3MEF filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering $3,835,119.15 worth of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued and sold from time to time pursuant to Rule 415 under the Securities Act. This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification. We assume no obligation to revise or supplement this opinion in the event of future changes in such facts.

February 18, 2015

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Common Stock will be validly issued, fully paid and non-assessable. This opinion is conditioned upon the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”) having validly authorized and approved the filing of the Registration Statement, so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. Furthermore, this opinion is contingent upon the proper execution, authentication, issuance and delivery of such Common Stock, as the case may be, as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement or securities purchase agreement in exchange for the consideration fixed therefor by the Board of Directors or a duly authorized committee thereof (provided that the consideration paid is not less than the par value thereof).

The opinion set forth herein is limited to the General Corporation Law and Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are not engaged in the practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof.

The opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak
Matthew W. Mamak
Partner